AMENDMENT NO. 1
TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 1 to the INVESTMENT SUB-ADVISORY AGREEMENT dated as of June 12, 2015, by and between the Sub-adviser and the Adviser (the "Agreement") hereby amends the Agreement as follows, effective May 18, 2016.

The following are added as the penultimate sentences in the last paragraph of Section 5 of the Agreement.

In the event that the Fund and/or the Adviser must respond to a legal, administrative, judicial or regulatory action, claim, or suit (collectively, an “Action”) in which neither the Fund nor the Adviser is a party to such Action, but in which Sub-Adviser is a party, the Fund and the Adviser agree to immediately provide Sub-Adviser of notice of such Action as set forth in the Agreement and further agrees that, to the extent permitted by law, Sub-Adviser will assume control for the direction and costs of responding to such Action, including without limitation retaining its own legal counsel, directing its own responses or defense to such Action, and managing any settlement or other related discussions; however, Adviser will be permitted to respond to matters in a timely manner when legally required to do so, after giving Sub-adviser reasonable notice and opportunity to intervene. Additionally, the Sub-Adviser agrees that the Sub-Adviser shall be responsible for reasonable expenses incurred by the Fund or Adviser in responding to such Action involving the Sub-adviser and in which neither the Fund nor the Adviser is a party.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement to be duly executed by their duly authorized officers, all on the day and year first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC
(the Adviser)

By: /s/ William Fiala
Name:           William Fiala
Title:             Vice President

JANUS CAPITAL MANAGEMENT LLC
(the Sub-Adviser)

By: /s/ Michael Drew Elder
Name:           Michael Drew Elder
Title:             Executive Vice President